DESIGN SERVICE CONTRACT

  THIS AGREEMENT, made and entered this the 6st of February 2018, between Twidel Co., located at 7c 25 Martiou 2408 Egkomi, Nicosia, 2408, Cyprus (hereinafter called the “Customer”), and Minaro Corp., located at Kleonos 8A, Lakatameia, 2333, Cyprus (hereinafter called the “Executor”). Hereinafter in the contract named altogether Parties and Party if separately.

WITNESSETH:

 That for and in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereto agree and contract as follows:

ARTICLE I

SUBJECT OF AGREEMENT

1.

The Executor agrees to perform for the Customer, various design services in accordance with the requirements of the Customer till 1st of August 2018 and at address: 7c 25 Martiou 2408 Egkomi, Nicosia, 2408, Cyprus.

2.

The Executor shall render diligently and competently all design services, including but not limited 3D Design, modeling of interiors projects, which shall be necessary or advisable for the expeditious, economical and sound design and construction of the undertaking.  The enumeration of specific duties and obligations to be performed by the Executor hereunder shall not be construed to limit the general undertakings of the Executor.

3.

The Executor shall furnish, employ and have exclusive control of all persons to be engaged in or about the services performed under this agreement; and shall prescribe and control the means and methods of performing such services by adequate and proper supervision.  All persons employed by the Executor in and about the performance of any such services shall be agents, servants or employees of the Executor, and neither the Executor nor any of such agents, servants or employees shall be deemed to be agents, servants or employees or the Customer for any purpose whatsoever; the Executor being, and always acting as, an independent contractor hereunder, and being responsible as an independent contractor to the Customer.

4.

The Executor agrees to provide all labor, supervision and the usual office supplies necessary or desirable for the full and satisfactory performance of the services hereunder.

5.

All drawings, plans, specifications, models and other design matter required to be submitted by the Executor under this agreement shall conform to the applicable practices and instructions as furnished to the Executor by the Customer.

6.

All drawings, plans, specifications, models and other design matters related to the services rendered hereunder shall be the sole property of the Customer if the work is to be executed, and shall be delivered to it by the Executor upon request.

7.

All work performed under this agreement shall be done in a thorough and workman like manner and in accordance with the latest applicable Industry Code, local and state laws, rules, regulations and orders or regulatory bodies having jurisdiction, and current Customer practices.  All work in the field shall be staked and properly marked by the Customer.

8.

The Executor shall be responsible for coordinating the work hereunder with other subagents or municipalities where such coordination is necessary.

9.

 The Executor shall furnish to the Customer all design information, drawings and models required for procuring all necessary or desirable permits, licenses, agreements with respect to crossings of or encroachments on private property.

10.     The Executor and the Customer shall comply with all applicable statutes pertaining to design and the Executor warrants that he possesses necessary licenses.

11. The Executor should clearly understand that the executed order is the private property of the Client. The Executor should provide all the materials to the Client. The Executor can use the materials that were provided to the Client in promotional purposes. These operations can only be performed upon having an agreement with the Client which can be verbal. The Client keeps the right to decline the distribution of the materials that were provided by the Executor.

ARTICLE II

AUTHORIZATION OF DESIGN SERVICES

1.

The Customer will authorize the Executor to perform design services covered by this agreement in advance by means of a Work Order Form or letter of authorization.

2.

The Executor shall have the right to determine the sequence of performing his work pursuant to authorization provided, however, that he shall meet the delivery schedule as set forth by the Work Order.

3.     The Customer only shall have the right to cancel or defer the design services authorized by this agreement.  Advice of cancellation or deferment may be given by telephone and/or by email.

ARTICLE III

PAYMENT

1.     Incoming orders from  Executor will be debited as they are completed, not at the end date of the contract. The execution of services is possible by prepayment or payment upon the performance of services. This design services summary may be revised by mutual additional agreement of the Customer and the Executor.

2.

The foregoing compensation shall include the use of all special software needed for the scope of design services as well an any computer equipment or office equipment.

3.     Corrections necessary to comply with instructions and practices furnished to the Executor in accordance with Article I, Paragraph 6 shall be made by the Executor without additional compensation.

4.

In the event, there is a major change in the scope, character, or complexity of the work to be performed by the Executor, the compensation payable to the Executor for additional service performed by the Executor, if any, pursuant to such change shall be determined based on the rates set forth in relevant invoice (s) and mutually agreed to by the Customer and the Executor in additional agreement prior to effecting the change.

5.     The Executor shall keep and maintain such records, accounts, books, documents, papers, invoices and other materials necessary to determine proper billing to the Customer under this agreement and shall make the same available to the Customer for inspection upon its request.

6.

Each statement of charges submitted to the Customer should segregate billing according to invoice (s) number and be itemized in such detail as may be required by the Customer to permit verification of the charges.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed.

ATTESTED:                                      By: Twidel Co./ Customer

     /s/ Niles Apostolos                        Niles Apostolos

ATTESTED:                                     By: Minaro Corp./ Executor

   /s/Yulia Lazaridou                             Yulia Lazaridou